EXHIBIT 12


                                Nov. 30          Feb. 26          Fiscal           Fiscal           Fiscal            Fiscal
                                 1993             1994             1995             1996             1997              1998
                                -------          -------         -------           ------           ------           ------

Ratio of earnings to
  fisxed charges
Income before income taxes      10,295              807           23,265           25,206           18,449           11,165

Plust fixed charges:
  Interest expense               2,893            1,455            5,777            7,073           14,509           17,327
  Interest factor included in
  rent expense                      50              149              286              445              541              906
Amortization of deferred
  financing costs                  252              206              787              893              976            1,081
                                ------           ------           ------           ------           ------           ------

Total earnings                  13,490            2,617           30,115           33,617           34,475           30,479

Fixed Charges                    3,195            1,810            6,850            8,411           16,026           19,314

Ratio                              4.2              1.5              4.4              4.0              2.2              1.6
